Exhibit 99.1

Commonwealth Bankshares, Inc.

List of Financial Statements

The following consolidated financial statements of Commonwealth Bankshares, Inc. and subsidiaries are included:

Schedules to the consolidated financial statements required by Article 9 of Regulations S-X are not required under the related instructions or are inapplicable, and therefore have been omitted.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Board of Directors

Commonwealth Bankshares, Inc.

Norfolk, Virginia

We have audited the accompany consolidated balance sheets of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. We also have audited management’s assessment, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, that the company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Overnight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ PKF Witt Mares, PLC

Norfolk, Virginia
March 9, 2007

Commonwealth Bankshares, Inc.

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash and cash equivalents:
Cash and due from banks	$10,567,691	$11,895,510
Interest bearing deposits in banks	427,391	541,427
Federal funds sold	2,031,055	1,158,874

Total cash and cash equivalents	13,026,137	13,595,811

Investment securities:
Available for sale, at fair market value	7,206,153	8,394,193
Held to maturity, at amortized cost
(fair market value was $476,041 and $538,131, respectively)	470,265	529,630

	7,676,418	8,923,823

Equity securities, restricted, at cost	7,184,850	5,327,400
Loans	669,541,325	508,903,377
Allowance for loan losses	(8,144,265)	(5,523,087)

Loans, net	661,397,060	503,380,290

Premises and equipment, net	12,939,966	8,155,332
Deferred tax assets	4,283,163	3,171,586
Accrued interest receivable	5,373,086	3,144,721
Other assets	3,324,594	3,755,375

	$715,205,274	$549,454,338

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$43,045,107	$41,999,286
Interest-bearing	444,129,720	341,890,635

Total deposits	487,174,827	383,889,921
Short-term borrowings	88,611,200	65,604,000
Long-term debt	5,348,160	5,383,394
Junior subordinated debt securities	—	4,925,379
Trust preferred capital notes	20,619,000	20,619,000
Accrued interest payable	1,678,156	1,296,920
Other liabilities	8,548,552	5,005,705

Total liabilities	611,979,895	486,724,319

Stockholders’ Equity:
Common stock, par value $2.066, 18,150,000 shares authorized; 6,844,975 and 4,928,992 shares issued and outstanding in 2006 and 2005, respectively	14,141,719	10,183,868
Additional paid-in capital	63,965,840	36,479,909
Retained earnings	25,123,140	16,071,813
Accumulated other comprehensive loss	(5,320)	(5,571)

Total stockholders’ equity	103,225,379	62,730,019

	$715,205,274	$549,454,338

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Income

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest and dividend income:
Loans, including fees	$51,976,709	$33,752,053	$21,382,824
Investment securities:
Taxable	377,539	204,208	306,417
Tax exempt	63,894	72,815	138,686
Dividend income, equity securities, restricted	382,675	209,068	91,136
Other interest income	115,013	50,422	37,497

Total interest and dividend income	52,915,830	34,288,566	21,956,560

Interest expense:
Deposits	16,743,516	9,899,218	7,568,202
Federal funds purchased	—	3,980	3,403
Federal Home Loan Bank	4,286,127	2,106,975	590,815
Junior subordinated debt securities	233,077	408,199	437,563
Trust preferred capital notes	1,316,898	107,648	—
Long-term debt	216,805	215,742	24,843

Total interest expense	22,796,423	12,741,762	8,624,826

Net interest income	30,119,407	21,546,804	13,331,734
Provision for loan losses	2,690,000	2,740,000	1,695,000

Net interest income after provision for loan losses	27,429,407	18,806,804	11,636,734

Noninterest income:
Service charges on deposit accounts	1,087,419	1,150,049	1,066,418
Other service charges and fees	539,397	548,063	577,591
Mortgage brokerage income	1,622,690	1,563,756	776,804
Title insurance income	899,246	303,386	—
Investment service income	699,960	32,367	—
Gain on sale / call of investment securities	2,690	—	490,699
Other	207,495	295,176	156,281

Total noninterest income	5,058,897	3,892,797	3,067,793

Noninterest expense:
Salaries and employee benefits	9,055,066	6,827,758	5,163,932
Net occupancy expense	1,618,783	1,057,557	923,469
Furniture and equipment expense	1,363,968	1,191,822	1,052,182
Other operating expense	4,929,647	3,560,318	2,957,904

Total noninterest expense	16,967,464	12,637,455	10,097,487

Income before provision for income taxes and noncontrolling interest	15,520,840	10,062,146	4,607,040
Provision for income taxes	5,405,224	3,418,867	1,505,831

Income before noncontrolling interest	10,115,616	6,643,279	3,101,209

Noncontrolling interest in subsidiary	(23,987)	(8,971)	—

Net income	$10,091,629	$6,634,308	$3,101,209

Earnings per share:
Basic	$1.86	$1.54	$1.17

Diluted	$1.70	$1.36	$0.96

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2006, 2005 and 2004

	Common Shares	Common Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total
Balance, January 1, 2004	2,284,808	$4,720,678	$6,547,479	$7,529,445	$392,963	$19,190,565
Comprehensive income:
Net income	—	—	—	3,101,209	—	3,101,209
Change in unrealized loss on securities available for sale, net of tax effect	—	—	—	—	(339,745)	(339,745)

Total comprehensive income						2,761,464

Issuance of common stock	185,284	382,818	903,841	—	—	1,286,659
Issuance of common stock through private placement	1,141,509	2,358,490	11,870,493	—	—	14,228,983
Cash dividends - $0.1653 per share	—	—	—	(443,522)	—	(443,522)

Balance, December 31, 2004	3,611,601	$7,461,986	$19,321,813	$10,187,132	$53,218	$37,024,149
Comprehensive income:
Net income	—	—	—	6,634,308	—	6,634,308
Change in unrealized loss on securities available for sale, net of tax effect	—	—	—	—	(58,789)	(58,789)

Total comprehensive income						6,575,519

Issuance of common stock	147,310	304,360	1,049,696	—	—	1,354,056
Issuance of common stock through private placement	1,170,081	2,417,522	16,108,400	—	—	18,525,922
Cash dividends - $0.1736 per share	—	—	—	(749,627)	—	(749,627)

Balance, December 31, 2005	4,928,992	$10,183,868	$36,479,909	$16,071,813	$(5,571)	$62,730,019
Comprehensive income:
Net income	—	—	—	10,091,629	—	10,091,629
Change in unrealized gain on securities available for sale, net of tax effect	—	—	—	—	251	251

Total comprehensive income						10,091,880

Issuance of common stock	752,522	1,553,717	3,523,022	—	—	5,076,739
Issuance of common stock through private placement	1,163,461	2,404,134	23,867,509	—	—	26,271,643
Stock based compensation expense-options issued	—	—	95,400	—	—	95,400
Cash dividends - $0.1991 per share	—	—	—	(1,040,302)	—	(1,040,302)

Balance, December 31, 2006	6,844,975	$14,141,719	$63,965,840	$25,123,140	$(5,320)	$103,225,379

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Operating Activities:
Net income	$10,091,629	$6,634,308	$3,101,209
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,690,000	2,740,000	1,695,000
Depreciation and amortization	1,215,085	994,729	925,559
Stock based compensation expense	95,400	—	—
(Gain) loss on the sale of premises and equipment	2,326	(885)	817
Net amortization of premiums and accretion of discounts on investment securities	(5,496)	(4,745)	—
Gain on the sale of investment securities available for sale	(2,690)	—	(490,346)
Gain on the call of investment securities held to maturity	—	—	(353)
Loss on the sale of other real estate owned	—	—	10,396
Deferred tax assets	(1,111,707)	(1,391,905)	(272,413)
Net change in:
Loans held for sale	—	19,817,033	25,025,603
Accrued interest receivable	(2,228,365)	(1,451,746)	(188,214)
Other assets	(273,166)	(1,189,618)	402,300
Accrued interest payable	381,236	493,631	62,853
Other liabilities	3,755,578	1,586,966	(468,016)

Net cash provided by operating activities	14,609,830	28,227,768	29,804,395

Investing Activities:
Purchase of securities available for sale	(39,521)	(4,049,205)	(6,637,008)
Purchase of equity securities, restricted	(12,660,985)	(17,010,925)	(10,318,050)
Net purchase of premises and equipment	(6,020,421)	(4,048,470)	(727,328)
Net change in loans	(160,607,905)	(181,877,544)	(86,194,954)
Proceeds from:
Calls and maturities of securities held to maturity	67,639	52,602	263,153
Sales and maturities of securities available for sale	1,227,854	1,933,582	11,835,388
Sales of equity securities, restricted	10,803,535	15,301,125	8,888,950
Sale of other real estate owned	—	—	229,241
Sale of premises and equipment	9,750	2,300	—

Net cash used in investing activities	(167,220,054)	(189,696,535)	(82,660,608)

Financing Activities:
Net change in:
Demand, interest-bearing demand and savings deposits	22,831,998	19,923,074	13,837,238
Time deposits	29,946,748	34,663,595	(1,863,278)
Brokered time deposits	50,506,160	51,671,000	15,000,000
Short-term borrowings	23,007,200	21,464,250	7,136,036
Increase in long-term borrowings	—	—	5,046,912
Proceeds from issuance of trust preferred capital notes	—	20,000,000	—
Liquidation of Capital Trust I	(140,750)	—	—
Principal payments on long-term debt	(26,608)	(58,262)	(31,752)
Dividends reinvested and sale of stock	26,956,104	19,204,407	14,529,597
Dividends paid	(1,040,302)	(749,627)	(443,522)

Net cash provided by financing activities	152,040,550	166,118,437	53,211,231

Net increase (decrease) in cash and cash equivalents	(569,674)	4,649,670	355,018
Cash and cash equivalents, January 1	13,595,811	8,946,141	8,591,123

Cash and cash equivalents, December 31	$13,026,137	$13,595,811	$8,946,141

Supplemental cash flow disclosure:
Interest paid during the year	$22,415,187	$12,248,131	$8,561,973

Income taxes paid during the year	$6,427,877	$4,528,000	$1,628,731

Supplemental noncash disclosure:
Sale of other real estate owned financed by Bank loans	—	—	$855,000

Conversion of convertible preferred securities for common stock	$4,556,728	$537,191	$788,045

Issuance of common stock for acquisition of mortgage company	—	—	$198,000

Transfer from loans held for sale to loans	—	$11,289,500	—

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Commonwealth Bankshares, Inc. (the “Parent”) and its subsidiaries, Commonwealth Bankshares Capital Trust I (the “Trust”), and Bank of the Commonwealth (the “Bank”) and its subsidiaries, BOC Title of Hampton Roads, Inc. T/A Executive Title Center, BOC Insurance Agencies of Hampton Roads, Inc., Community Home Mortgage of Virginia Inc. T/A Bank of the Commonwealth Mortgage and Commonwealth Financial Advisors, LLC, are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and conform to accepted practices within the banking industry. The Trust was dissolved in December 2006. For further discussion see footnote 10. A summary of significant accounting policies is briefly described below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent, the Bank and its subsidiaries, collectively referred to as “the Company”. All significant intercompany balances and transactions have been eliminated in consolidation. Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (R) requires that the Company no longer consolidate the Trust. As of December 31, 2005 the junior subordinated debt of the Trust is reflected as a liability of the Company.

Nature of Operations

The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Virginia State Corporation Commission-Bureau of Financial Institutions and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank serves Norfolk, Virginia Beach, Chesapeake and Portsmouth, Virginia through its eleven banking offices.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks, interest bearing deposits in banks and federal funds sold.

Restrictions on Cash and Due from Bank Accounts

The Company is required to maintain average reserve balances in cash with the Federal Reserve Bank of Richmond (“FRB”). Required reserves were $4,847,000 and $1,603,000 for December 31, 2006 and 2005, respectively.

Investment Securities

Investment securities which the Company intends to hold until maturity or until called are classified as held to maturity. These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

Investment securities which the Company intends to hold for indefinite periods of time, including investment securities used as part of the Company’s asset/liability management strategy, are classified as available for sale. These investment securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income (loss).

Gains and losses on the sale of investment securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Equity Securities, Restricted

The Company, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta, is required to hold shares of capital stock in the FHLB in an amount equal to at least 0.20% of the members total assets plus 4.50% of the members outstanding advances.

As a member of the FRB, the Company is required to hold shares of FRB capital stock, $100 par value, in an amount equal to 6% of the Company’s total common stock and capital surplus.

FHLB stock and FRB stock are carried at cost.

Loans Held for Sale

Loans held for sale consist primarily of mortgage loans in the process of being sold to third-party investors. The loans are carried at the lower of aggregate cost or fair value as determined by aggregate outstanding commitments from investors or current investor yield requirements.

Loans

The Company offers an array of lending and credit services to customers including mortgage, commercial and consumer loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

Allowance for Loan Losses

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

The adequacy of the allowance for loan losses is periodically evaluated by the Company, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance representing estimations done pursuant to either Standard of Financial Accounting Standards (“SFAS”) No. 5 “Accounting for Contingencies,” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Such qualitative factors management considers are the known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, level of concentrations within the portfolio, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance. Subsequent recoveries, if any, are credited to the allowance.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 120 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally by the straight-line method for financial reporting purposes. Depreciation for tax purposes is computed based on accelerated methods. It is the Company’s policy for maintenance and repairs to be charged to expense as incurred and to capitalize major additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

Buildings and improvements	5 to 40 years
Furniture and equipment	3 to 15 years

Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

Other Real Estate Owned

Other real estate owned is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included in other operating expenses.

Advertising Costs

The Company practices the policy of charging advertising costs to expense as incurred. Advertising expense totaled $1,221,334, $834,276 and $498,377 for the three years ended December 31, 2006, 2005 and 2004, respectively.

Income Taxes

Deferred income tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws on rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes.

Stock Based Compensation

The Company adopted the provisions of SFAS No. 123(R), Share-Based Payments, on January 1, 2006 using the modified prospective method. Under this method, stock-based awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with the provisions of SFAS No. 123(R). Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under SFAS No. 123, Accounting for Stock-Based Compensation. Share-based compensation expense is recorded in salary and employee benefits. Prior to the adoption of SFAS No. 123(R), the Company accounted for its share-based compensation under the intrinsic value method as permitted by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, the Company previously recognized no compensation expense for employee stock options that were granted with an exercise price equal to the fair value of the underlying common stock on the date of grant.

See Note 20 - Stock Based Compensation Plans for further information related to stock based compensation.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, interest bearing deposits in banks, accrued interest receivable, demand deposits, savings deposits, and short-term borrowings approximates fair value. The fair value of securities is based on quoted market prices. The remainder of the recorded financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments at year-end.

Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreements and the counterparties’ credit standings.

Per Share Data

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

	2006	2005	2004
Earnings available to common shareholders	$10,091,629	$6,634,308	$3,101,209
Weighted average shares outstanding	5,440,303	4,310,914	2,640,117

Basic earnings per common share	$1.86	$1.54	$1.17

Effect of dilutive securities:
Earnings available to common shareholders	$10,091,629	$6,634,308	$3,101,209
Convertible preferred securities interest net of tax effect	130,852	255,402	288,577

Earnings available to common plus assumed conversions	$10,222,481	$6,889,710	$3,389,786

Effect of dilutive securities on EPS:
Weighted average shares outstanding	5,440,303	4,310,914	2,640,117
Effect of stock options	106,491	6,159	65,858
Effect of convertible preferred securities	452,642	738,479	839,134

Diluted average shares outstanding	5,999,436	5,055,552	3,545,109

Diluted earnings per common share	$1.70	$1.36	$0.96

On November 27, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 16,500,000 to 18,150,000 shares, to reduce the par value of each share from $2.273 to $2.066 per share, and effect an eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006.

On May 16, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 15,000,000 to 16,500,000 shares, to reduce the par value of each share from $2.50 to $2.273 per share, and effect an eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006.

All share and per share amounts included in the Company’s Form 10-K and in the accompanying consolidated financial statements and footnotes have been restated for all periods presented to reflect the stock splits.

Segment Information

The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the single geographic area of Hampton Roads, Virginia, and surrounding communities.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) within the Company’s consolidated financial statements. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Goodwill

In June 2001, FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. Additionally, it further clarifies the criteria for the initial recognition and measurement of intangible assets separate from goodwill. SFAS No. 142 prescribes the accounting for goodwill and intangible assets subsequent to initial recognition. The provisions of SFAS No. 142 discontinue the amortization of goodwill and intangible assets with indefinite lives. Instead, these assets will be subject to at least an annual impairment review, and more frequently if certain impairment indicators are evident.

Goodwill is included in other assets and totaled $249,480 at December 31, 2006 and 2005, respectively. Goodwill is not amortized, but instead tested for impairment at least annually. Based on the testing, there were no impairment charges in 2006 or 2005.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“Statement 158”). Among other items, Statement 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the funded status of defined benefit postretirement plans in other comprehensive income. Statement 158 is effective for fiscal years ending after December 15, 2006, and early application is encouraged. The Company has determined that this interpretation will have no impact on our financial position.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”) “Considering the effects of prior year misstatements when quantifying misstatements in current year financial statements.” Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application in encouraged. The Company does not believe SAB 108 will have a material impact on our results from operations or financial position.

In September 2006, the FASB issued SFAS No. 157 - Fair Value Measurements, which defines fair value, establishes a framework for consistently measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 is effective for the company beginning January 1, 2008, and the provisions of SFAS No. 157 will be applied prospectively as of that date. Management is currently evaluating the effect that adoption of this statement will have on the Company’s consolidated financial position and results of operations when it becomes effective in 2008.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN No. 48 establishes a recognition threshold and measurement for income tax positions recognized in the Company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 also prescribes a two-step evaluation process for tax positions. The first step is recognition and the second step is measurement. In evaluating a tax position for recognition, the Company judgmentally evaluates whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of related appeals of litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, the tax position is measured and recognized in the Company’s financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate resolution. The Company’s adoption of FIN No. 48 in 2007 is not expected to have a material impact on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” SFAS No. 156 requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable. Following the initial measurement at fair value, the Company is permitted to choose to either subsequently measure servicing assets at fair value and report changes in fair value in earnings, or amortize the servicing assets in proportion to and over the period of estimated net servicing income or loss and periodically assess for impairment. The adoption of this statement is not expected to have an impact on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments”, an amendment of SFAS 140 and SFAS 133. SFAS 155 permits the Company to elect to measure any hybrid financial instrument at fair value if the hybrid instrument contains an embedded derivative that otherwise would require bifurcation and be accounted for separately under SFAS 133. SFAS 155 clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement event after December 31, 2006. On January 17, 2007, the FASB issued Derivative Implementation Groups (“DIG”) Issue B40 which impacts how SFAS 155 is applied. The Company does not believe that SFAS 155 and DIG Issue B40 will have an impact on the Company’s investment activities.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2006 presentation. These reclassifications have no effect on previously reported net income.

Note 2. Acquisition

On July 13, 2004, the Company acquired Community Home Mortgage of Virginia, Inc. Community Home Mortgage of Virginia, Inc. is a mortgage brokerage firm that originates, processes and sells residential mortgages on a servicing released basis throughout Virginia and Maryland. Under the terms of the acquisition, the outstanding shares of Community Home Mortgage of Virginia, Inc.’s common stock were purchased for 11,820 shares of the Company’s common stock. In addition, Community Home Mortgage of Virginia, Inc. has entered into a one year non-compete agreement with both of its executive officers and has expensed an aggregate amount of $50,000 over the year from the date of acquisition.

The transaction was accounted for using the purchase method of accounting. The results of operations are included in the financial statements from the date of acquisition. The entire amount of goodwill, $249,480, resulting from this acquisition is expected to be deductible for tax purposes.

The acquisition of Community Home Mortgage of Virginia, Inc. is not considered to be a significant business combination for the Company. Therefore, no pro forma effects of the acquisition are presented.

Note 3. Concentrations of Credit Risk

At December 31, 2006, the Company’s cash and due from banks included one commercial bank deposit account aggregating $3,312,588 in excess of the Federal Deposit Insurance Corporation insured limit of $100,000 per institution.

Note 4. Investment Securities

The amortized costs and fair values of investment securities are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

December 31, 2006
Available for sale:
U.S. Government and agency securities	$5,509,602	$2,489	$(16,514)	$5,495,577
Mortgage-backed securities	790,297	3,111	(7,423)	785,985
State and municipal securities	914,314	10,277	—	924,591

	$7,214,213	$15,877	$(23,937)	$7,206,153

Held to maturity:
Mortgage-backed securities	$288,847	$591	$(599)	$288,839
State and municipal securities	181,418	5,784	—	187,202

	$470,265	$6,375	$(599)	$476,041

December 31, 2005
Available for sale:
U.S. Government and agency securities	$6,009,424	$3,501	$(27,673)	$5,985,252
Mortgage-backed securities	1,093,497	4,219	(12,770)	1,084,946
State and municipal securities	1,299,712	24,283	—	1,323,995

	$8,402,633	$32,003	$(40,443)	$8,394,193

Held to maturity:
Mortgage-backed securities	$357,610	$543	$(1,180)	$356,973
State and municipal securities	172,020	9,138	—	181,158

	$529,630	$9,681	$(1,180)	$538,131

Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that the individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or More		Total
December 31, 2006	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and agency securities	$9,877	$33	$1,483,500	$16,481	$1,493,377	$16,514
Mortgage-backed securities	14,632	146	521,081	7,277	535,713	7,423
State and municipal securities	—	—	—	—	—	—

Total temporarily impaired securities	$24,509	$179	$2,004,581	$23,758	$2,029,090	$23,937

	Less Than 12 Months		12 Months or More		Total
December 31, 2005	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and agency securities	$996,501	$13,426	$985,700	$14,247	$1,982,201	$27,673
Mortgage-backed securities	386,814	2,290	479,403	10,480	866,217	12,770
State and municipal securities	—	—	—	—	—	—

Total temporarily impaired securities	$1,383,315	$15,716	$1,465,103	$24,727	$2,848,418	$40,443

The unrealized loss positions at December 31, 2006 were directly related to interest rate movements as there is minimal credit risk exposure in these investments. All securities are investment grade or better. Bonds with unrealized loss positions at December 31, 2006 included 2 federal agencies, 1 U.S. Treasury security and 18 mortgage backed securities.

No impairment has been recognized on any securities in a loss position because of management’s intent and demonstrated ability to hold securities to scheduled maturity or call dates.

A maturity schedule of investment securities as of December 31, 2006 is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due:
In one year or less	$649,978	$645,652	$—	$—
After one year through five years	5,219,865	5,213,211	181,418	187,202
After five years through ten years	554,073	561,305	—	—
After ten years	—	—	—	—

	6,423,916	6,420,168	181,418	187,202
Mortgage-backed securities	790,297	785,985	288,847	288,839

	$7,214,213	$7,206,153	$470,265	$476,041

At December 31, 2006 and 2005, the Company had investment securities with carrying values of $5,790,757 and $3,341,679, respectively, pledged to secure public deposits, $42,014 and $54,758, respectively, pledged to secure treasury, tax and loan deposits, $1,688,365 and $1,363,320, respectively, pledged to secure FHLB borrowings and $130,000 and $130,000, respectively, pledged to secure FRB borrowings. At December 31, 2006 and 2005, the Company had investment securities with carrying values of $9,911 and $9,927, respectively, pledged to secure a debtor in possession deposit.

Note 5. Loans

Major classifications of loans at December 31, 2006 and 2005 were:

	2006	2005
Construction and development	$178,804,545	$103,090,975
Commercial	57,091,568	51,895,643
Commercial mortgage	323,729,404	257,204,304
Residential mortgage	97,395,290	86,353,111
Installment loans to individuals	13,027,309	11,596,862
Other	1,266,547	659,231

Gross loans	671,314,663	510,800,126
Unearned income	(1,773,338)	(1,896,749)
Allowance for loan losses	(8,144,265)	(5,523,087)

Loans, net	$661,397,060	$503,380,290

A summary of transactions in the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004 were as follows:

	2006	2005	2004
Balance at beginning of year	$5,523,087	$2,839,315	$2,503,000
Provision charged to operating expense	2,690,000	2,740,000	1,695,000
Loans charged-off	(84,892)	(81,359)	(1,366,802)
Recoveries of loans previously charged-off	16,070	25,131	8,117

Balance at end of year	$8,144,265	$5,523,087	$2,839,315

Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. Impaired loans amount to $7,331,830, $964,150 and $1,231,070, with specific reserves allocated from the allowance for loan losses of $1,335,809, $353,888 and $401,213, as of December 31, 2006, 2005 and 2004, respectively. The average recorded investment in impaired loans was $4,147,990, $1,097,610 and $2,038,400, in 2006, 2005 and 2004, respectively. Nonaccrual loans amounted to $2,223,519, $119,687 and $451,482, as of December 31, 2006, 2005 and 2004, respectively, all of which are included in the impaired loans above. The Company recognized $181,791, $4,228 and $15,026 of interest income on nonaccrual loans during 2006, 2005 and 2004, respectively. There were no loans 90 days past due and still accruing interest at December 31, 2006, 2005 and 2004.

Note 6. Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2006	2005
Land	$345,403	$345,403
Buildings and improvements	3,040,031	3,029,245
Leasehold improvements	3,391,944	2,552,211
Furniture and equipment	9,907,236	8,779,399
Construction in progress	4,197,094	210,194

	20,881,708	14,916,452
Less accumulated depreciation	(7,941,742)	(6,761,120)

	$12,939,966	$8,155,332

Depreciation expense and amortization of leasehold improvements for the years ended December 31, 2006, 2005 and 2004 amounted to $1,215,085, $994,729 and $925,559, respectively.

Note 7. Deposits

Interest-bearing deposits consist of the following:

	December 31,
	2006	2005
Demand deposits	$80,079,959	$57,128,872
Savings deposits	7,169,778	8,334,688
Time deposits:
Time deposits $100,000 and over	89,954,260	74,863,127
Other time deposits	266,925,723	201,563,948

Total interest-bearing deposits	$444,129,720	$341,890,635

A summary of interest expense by deposit category for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006	2005	2004
Demand deposits	$1,622,694	$668,386	$223,766
Savings deposits	49,546	49,672	52,292
Time deposits	15,071,276	9,181,160	7,292,144

	$16,743,516	$9,899,218	$7,568,202

At December 31, 2006, the scheduled maturities of time deposits are as follows:

2007	$131,634,934
2008	96,626,358
2009	44,946,984
2010	29,197,942
2011	31,628,692
Thereafter	22,845,073

$356,879,983

Overdrawn deposit accounts totaling $212,547 at December 31, 2006 and $220,459 at December 31, 2005 were reclassified from deposits to loans.

Note 8. Short-Term Borrowings

The Company has a line of credit with the FHLB with a maximum value of thirty percent of the Bank’s current assets, using a daily rate credit and due on demand. The advances from this line are collateralized by a blanket lien on the Company’s 1-4 family residential mortgages, commercial mortgage loans and multifamily first mortgage loans, with a carrying value of $231.5 million, $192.5 million and $158.9 million as of December 31, 2006, 2005 and 2004, respectively. In addition, the Company pledged investment securities with a book value of $1.7 million, $1.4 million and $2.8 million as of December 31, 2006, 2005 and 2004, respectively.

	2006	2005	2004
Weighted average rate	5.20%	3.46%	1.82%
Average balance	$80,989,490	$58,042,153	$32,142,036
Maximum outstanding at a month-end	$105,500,600	$85,243,100	$61,166,750
Balance at December 31,	$88,611,200	$65,604,000	$44,139,750

The Company has an unsecured line of credit with Bank of America, SunTrust and Compass Bank for the purchase of federal funds in the amount of $20,000,000, $20,000,000 and $5,000,000, respectively. Each separate line of credit has a variable rate based on the lending bank’s daily federal funds sold and is due on demand.

	2006	2005	2004
Weighted average rate	—	3.30%	1.88%
Average balance	—	$119,726	$181,626
Maximum outstanding at a month-end	—	—	—
Balance at December 31,	—	—	—

Note 9. Long-Term Debt

Long-term debt at December 31, 2006 consists of: advances from the FHLB, which are collateralized by a blanket lien on the Company’s 1-4 family residential mortgages and commercial mortgage loans, and pledged securities; and borrowings in the form of an industrial development revenue bond from the Norfolk Redevelopment and Housing Authority to finance the headquarters of the Parent and the Bank (the “Headquarters”).

Advances from the FHLB at December 31, 2006 consist of $5,000,000 at a fixed interest rate of 4.02% which matures in December 2009. Outstanding borrowings on the industrial development revenue bond at December 31, 2006 were $348,160, which represents the Bank’s 54.4% ownership interest in the Headquarters property. Those borrowings are due in annual installments at amounts equal to 3.0% of the then outstanding principle balance, which matures in six years. The interest rate on this bond is payable monthly and is equal to 68.6% of the prime rate of SunTrust Bank in Richmond, VA.

The contractual maturities of long-term debt at December 31, 2006 are as follows:

	Fixed Rate	Floating Rate	Total
2007	$—	$26,112	$26,112
2008	—	26,112	26,112
2009	5,000,000	26,112	5,026,112
2010	—	26,112	26,112
2011	—	26,112	26,112
Thereafter	—	217,600	217,600

Total long-term debt	$5,000,000	$348,160	$5,348,160

Note 10. Convertible Preferred Stock

On November 15, 2000, the Parent formed the Trust, a wholly owned subsidiary. The Trust issued 1,457,000 shares of 8.0% cumulative preferred securities maturing October 15, 2031 with an option to call on or after October 15, 2006 (call price of $5.00 per share) for $7,285,000. In November 2006, the Parent called the preferred securities for redemption on December 15, 2006, at the liquidation amount of $5.00 per share.

The Trust also issued 45,063 shares of convertible common stock for $225,315. The Parent purchased all shares of the common stock. The proceeds from the sale of the preferred securities were utilized to purchase from the Parent junior subordinated debt securities (guaranteed by the Parent), of $7,510,315 bearing interest at 8.0% and maturing October 15, 2031.

As of December 31, 2006 the Trust was dissolved.

Note 11. Trust Preferred Capital Securities

On November 30, 2005, $20 million of trust preferred securities were placed through Commonwealth Bankshares Capital Trust II. The trust issuer has invested the total proceeds from the sale of the Trust Preferred in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual fixed rate equal to 6.265% through the interest payment date in December 2010 and a variable rate per annum, reset quarterly, equal to LIBOR plus 1.40%, thereafter. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after December 30, 2010, in whole or in part. Redemption is mandatory at December 30, 2040. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the securities not considered as Tier 1 capital will be included in Tier 2 capital. At December 31, 2006, all of the trust preferred securities qualified as Tier 1 capital.

Note 12. Other Operating Expense

A summary of other operating expense for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006	2005	2004
Stationary and office supplies	$271,444	$234,132	$160,775
Advertising and marketing	1,221,334	834,276	498,377
Telephone and postage	420,814	361,556	323,873
Professional	182,217	141,763	192,773
Bank franchise tax	613,218	362,551	199,261
Other outside services	707,937	575,680	541,691
Directors’ and advisory board fees	426,060	356,679	330,560
ATM, online banking and bank card expenses	296,414	265,037	256,579
Other	790,209	428,644	454,015

	$4,929,647	$3,560,318	$2,957,904

Note 13. Employee Benefit Plans

The Company maintains a defined contribution 401(k) profit sharing plan (the “401(k) Plan”). The 401(k) Plan allows for a maximum voluntary salary deferral up to the statutory limitations. All full-time employees who have attained the age of twenty and-a-half and have completed three calendar months of employment with the Company are eligible to participate on the first day of the next quarter after meeting the eligibility requirements. The 401(k) Plan provides for a matching contribution, which is determined by the Company each year. The Company may also make an additional discretionary contribution. For matching and discretionary employer contributions, an employee is 0% vested if less than one year of service, 20% after one year, 40% after two years, 60% after three years, 80% after four years, and fully vested after five years. The amounts charged to expense under the 401(k) Plan were $245,000, $125,000 and $101,008 in 2006, 2005 and 2004, respectively.

Note 14. Income Taxes

The current and deferred components of income tax expense are as follows:

	2006	2005	2004
Current	$6,474,953	$4,810,772	$1,778,319
Deferred	(1,069,729)	(1,391,905)	(272,488)

Provision for income taxes	$5,405,224	$3,418,867	$1,505,831

A reconciliation between the provision for income taxes and the amount computed by multiplying income by the current statutory 34.45%, 34% and 34% federal income tax rates, for the years ended December 31, 2006, 2005 and 2004, respectively, is as follows:

	2006	2005	2004
Income tax expense at statutory rates	$5,346,929	$3,421,130	$1,566,394
Increase (decrease) due to:
Tax exempt income	(31,350)	(31,508)	(57,103)
Nondeductible expenses	28,738	31,017	9,663
Other	60,907	(1,772)	(13,123)

Provision for income taxes	$5,405,224	$3,418,867	$1,505,831

Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The only significant timing difference relates to the provision for loan losses.

Cumulative net deferred tax assets consist of the following components at December 31, 2006 and 2005:

	December 31,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$2,593,670	$1,645,339
Deferred compensation	1,002,698	844,206
Accrued compensated absences	567,730	427,232
Deferred loan fees	609,863	642,341
Non-qualified stock options	17,528	—
Unrealized loss on securities	2,777	2,870
Other	17,982	13,100

Total deferred tax assets	4,812,248	3,575,088

Deferred tax liabilities:
Depreciation	(513,286)	(395,019)
Other	(15,799)	(8,483)

Total deferred tax liabilities	(529,085)	(403,502)

Net deferred tax asset	$4,283,163	$3,171,586

Note 15. Related Parties Transactions

During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Company in the ordinary course of business. In management’s opinion, these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks. Loan activity to related parties is as follows:

	2006	2005
Beginning of year	$10,345,241	$8,283,012
Additional borrowings	7,887,683	4,393,202
Curtailments	(4,831,944)	(2,330,973)

End of year	$13,400,980	$10,345,241

Deposits from related parties held by the Company at December 31, 2006 and 2005 amounted to $10,417,419 and $8,333,746, respectively.

Note 16. Dividend Limitations

Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. The amount of dividends the Bank may pay to the Parent, without prior approval, is limited to current year earnings plus earnings retained for the two preceding years. At December 31, 2006, the amount available was approximately $21.2 million.

Note 17. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). For the Company, Tier 1 Capital consists of shareholders’ equity and qualifying trust preferred securities, excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For the Bank, Tier 1 Capital consists of shareholders’ equity excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For both the Company and the Bank, total capital consists of Tier 1 Capital and the allowance for loan losses. Risk-weighted assets for the Company and the Bank were $665,508 thousand and $664,793 thousand, respectively, at December 31, 2006 and $499,420 thousand and $497,927 thousand, respectively, at December 31, 2005. Management believes, as of December 31, 2006 and 2005, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the FRB categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total capital to risk weighted assets:
Consolidated	$131,186	19.71%	$53,241	8.00%	N/A	N/A
Bank	103,597	15.58%	53,183	8.00%	$66,479	10.00%
Tier I capital to risk weighted assets:
Consolidated	123,042	18.49%	26,620	4.00%	N/A	N/A
Bank	95,453	14.36%	26,592	4.00%	39,888	6.00%
Tier I capital to average assets:
Consolidated	123,042	17.63%	27,918	4.00%	N/A	N/A
Bank	95,453	13.71%	27,856	4.00%	34,820	5.00%
As of December 31, 2005:
Total capital to risk weighted assets:
Consolidated	$92,887	18.60%	$39,954	8.00%	N/A	N/A
Bank	71,356	14.33%	39,834	8.00%	$49,793	10.00%
Tier I capital to risk weighted assets:
Consolidated	83,479	16.72%	19,977	4.00%	N/A	N/A
Bank	65,833	13.22%	19,917	4.00%	29,876	6.00%
Tier I capital to average assets:
Consolidated	83,479	15.80%	21,141	4.00%	N/A	N/A
Bank	65,833	12.48%	21,098	4.00%	26,373	5.00%

Note 18. Disclosures About Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Equity Securities

The carrying amount approximates fair value.

Investment Securities

Fair values are based on published market prices or dealer quotes. Available-for-sale securities are carried at their aggregate fair value.

Loans Held for Sale and Loans Receivable, Net

For loans receivable with short-term and/or variable characteristics, the total receivables outstanding approximate fair value. The fair value of other loans is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amount approximates fair value.

Deposits

The fair value of noninterest bearing deposits and deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Short-Term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values.

Long-Term Debt

The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

The estimated fair value and the carrying value of the Company’s recorded financial instruments are as follows:

	December 31, 2006		December 31, 2005
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$13,026	$13,026	$13,596	$13,596
Investment securities	7,676	7,682	8,924	8,932
Equity securities	7,185	7,185	5,327	5,327
Loans held for sale and loans, net	661,397	679,152	503,380	520,528
Accrued interest receivable	5,373	5,373	3,145	3,145
Deposits	487,175	492,336	383,890	386,728
Short-term borrowings	88,611	88,611	65,604	65,604
Long-term debt	5,348	5,233	5,383	5,267
Accrued interest payable	1,678	1,678	1,297	1,297

Note 19. Dividend Reinvestment and Stock Purchase Plan

In April 1999, the Company’s Board of Directors approved a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”). Under the DRIP, shares purchased from the Company with reinvested dividends are issued at a five percent (5.0%) discount from market value. The DRIP also permits participants to make optional cash payments of up to $20,000 per quarter for the purchase of additional shares of the Company’s common stock. The shares are issued at market value without incurring brokerage commissions.

Note 20. Stock Based Compensation Plans

As of December 31, 2006, the Company has four stock based compensation plans, which are described more fully in Item 11 of the Company’s Form 10-K. The 1990 Stock Option Plan and the Non-Employee Director Stock Compensation Plan expired on February 20, 2000 and January 17, 2000, respectively. However, the terms of these plans continue to govern unexercised options awarded under the plans that have not expired. As of December 31, 2006, the 1999 Stock Incentive Plan which was approved by shareholders on April 27, 1999, had only a limited number of authorized shares available for issuance under this plan. The current plan in place, the 2005 Stock Incentive Plan was approved by the shareholders at the 2005 Annual Meeting of Shareholders and provides for the issuance of restricted stock awards, stock options in the form of incentive stock option and non-statutory stock options, stock appreciation rights and other stock–based awards to employees and directors of the Company.

During 2006, the Company granted 16,500 options under the 2005 Stock Incentive Plan to directors and officers of the Company. All awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of the Company’s common stock on the date of grant. All options granted have a ten year life and are fully vested at the date of grant.

As described more fully in Note 1, the Company adopted SFAS No. 123(R) on January 1, 2006, using the modified prospective method. The adoption of SFAS No. 123(R) reduced the Company’s net income due to the recognition of share-based compensation expense for stock option awards for the year ended December 31, 2006 as follows:

(in thousands, except per share data)	2006
Income before income taxes	$(95)
Net income	(63)
Earnings per share:
Basic	$(0.01)
Diluted	$(0.01)

The following table illustrates the effect on net income and earnings per share for the year ended December 31, 2005, if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based compensation. The impact to compensation expense would not have been material for the year ended December 31, 2004 had it been applied.

(in thousands, except per share data)	2005
Net income, as reported	$6,634
Total stock-based compensation expense determined under fair value based method for all awards, (net of tax)	(976)

Pro forma net income	$5,658

Earnings per share:
Basic – as reported	$1.54
Basic – pro forma	$1.31
Diluted – as reported	$1.36
Diluted – pro forma	$1.17

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2006	2005
Expected life (years)	10	10
Expected volatility	15.39%	14.74%
Risk-free interest rate	4.60%	4.38%
Dividend growth rate	20.00%	20.00%
Annual Dividend paid	$0.24	$0.20
Weighted average fair value of options granted during the year	$24.87	$19.38

The Company determined the expected life of the stock options using historical data. The risk-free interest rate is based on the 10 year U.S. Treasury in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock.

Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a representative single measure of the fair value at which transactions may occur.

A summary of the Company’s stock option activity and related information is as follows:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Stock options outstanding at January 1, 2005	316,957	$9.84
Granted	262,570	19.38
Exercised	(35,728)	3.69
Expired	(13,008)	10.82

Stock options outstanding at December 31, 2005	530,791	14.95
Granted	16,500	24.87
Exercised	(36,289)	4.57

Stock options outstanding at December 31, 2006	511,002	$16.01	$4,595,247

Stock options exercisable at December 31, 2006	511,002	$16.01	$4,595,247

Exercise prices for options outstanding and exercisable as of December 31, 2006 were as follows:

Range of Exercise Prices	Number of Options	Remaining Contractual Life (in Months)	Weighted Average Exercise Price
$ 5.05 - $ 5.89	40,957	20.82	5.38
$ 7.47 - $ 8.28	67,071	24.39	7.69
$ 15.51 - $ 15.95	123,904	90.68	15.70
$ 19.01 - $ 24.87	279,070	106.00	19.71

$ 5.05 - $ 24.87	511,002	84.75	16.01

The following table presents the intrinsic value (the amount by which the fair value of the underlying common stock exceeds the exercise price of a stock option on exercise date) of stock options exercised, cash received from stock options exercised, and the tax benefit realized for deductions related to stock options exercised for the years ended December 31, 2006, 2005, and 2004.

(dollars in thousands)	2006	2005	2004
Intrinsic value of stock options exercised	$673,774	$426,176	$429,295
Cash received from stock options exercised	165,997	131,869	182,090
Tax benefit realized for deductions related to stock options exercised	619,909	408,686	63,664

Note 21. Related Party Leases

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership owned by several stockholders of the Company (the “Partnership”), to rent the Headquarters Building. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months. In connection with this property, the lessor has secured financing in the form of a $1,600,000 industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank.

The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties. Under this provision the Bank purchased 19.7% of this property for $362,200 in 1987. At the time of the 1987 purchase the Bank assumed $305,700 of the above-mentioned bond. Pursuant to the purchase option contained in the lease agreement, the Bank recorded an additional interest of $637,400 (34.7%) in the leased property as of December 31, 1988 by assuming a corresponding portion ($521,900) of the unpaid balance of the related revenue bond and applying the difference of $115,500 to amounts due from the lessor. Accordingly, the Bank now owns 54.4% of the Headquarters property. No purchases have been made after 1988. Total lease expense was $80,623, $74,420 and $69,187 for the years 2006, 2005 and 2004.

In addition, the Bank subleases approximately 4,000 square feet of third floor office space to outside parties. Total sublease rental income was $72,174, $72,174 and $61,954 for the years ended December 31, 2006, 2005 and 2004.

The Bank has also entered into a long-term lease with a related party to provide space for one branch located in Chesapeake, Virginia. This lease has been classified as an operating lease for financial reporting purposes. Future minimum lease payments of $107,016 are required each year for five years under the long-term non-cancelable lease agreement as of October 20, 1998, which expires in October 2007. Total lease expense was $117,696, $115,350 and $110,912 for the years 2006, 2005 and 2004, respectively.

Note 22. Lease Commitments

The Company leases office space in Hampton Roads, Richmond and Gloucester, Virginia and in the Outer Banks of North Carolina. The leases provide for options to renew for various periods. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under these non-cancelable operating lease agreements.

Lease Payments
2007	$1,025,532
2008	1,159,421
2009	1,091,225
2010	1,054,082
2011	1,012,990
Thereafter	6,622,245

$11,965,495

Total rental expense was $770,756, $472,795 and $340,063 for 2006, 2005 and 2004, respectively.

Note 23. Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company’s experience has been that approximately 90% of loan commitments are drawn upon by customers. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include property, plant and equipment and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 2006 or 2005.

The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2006 and 2005.

	Variable Rate Commitments	Fixed Rate Commitments
December 31, 2006:
Loan commitments	$108,320,629	$47,626,350
Standby letters of credit and guarantees written	$5,367,223	$108,000
December 31, 2005:
Loan commitments	$122,205,562	$50,263,467
Standby letters of credit and guarantees written	$4,643,505	$160,885

Note 24. Subsequent Events

On January 17, 2007, the directors of the Company declared a cash dividend in the amount of $0.06 per share on its common stock, payable February 28, 2007, to shareholders of record as of February 19, 2007.

In January 2007, the Company entered into a lease agreement for a branch location in St. Waves, NC. The initial term of the lease is scheduled to commence May 1, 2007 and run through March 31, 2017. The annual base rent from the rental commencement date through April 30, 2008 is $33,060 and will subsequently increase by 3% on each lease year anniversary date. Under the terms of the lease, the Company has the option to extend the term for four (4) additional periods of five (5) years each.

In February 2007, the Company entered into a lease agreement for a branch location in Moyock, NC. The initial term of the lease is scheduled to commence June 1, 2007 and run through May 31, 2017. The annual base rent from the rental commencement date through May 31, 2008 is $46,382 and will subsequently increase by 3% on each lease year anniversary date. Under the terms of the lease, the Company has the option to extend the term for four (4) additional periods of five (5) years each.

In February 2007, the Company entered into a lease agreement for a branch in the Greenbrier section of Chesapeake, VA. The initial term of the lease is scheduled to commence May 1, 2007 and run through February 28, 2022. The annual base rent from the rental commencement date through February 28, 2012 is $150,000 and will subsequently increase by 7.5% on each subsequent five year anniversary date. Under the terms of the lease, the Company has the option to extend the term for five (5) additional periods of five (5) years each.

In February 2007, the Company entered into a lease agreement for a branch in the Cypress Point section of Virginia Beach, VA. The initial term of the lease is scheduled to commence May 1, 2007 and run through December 31, 2021. The annual base rent from the rental commencement date through December 31, 2011 is $101,640 and will subsequently increase by 10.0% on each subsequent five year anniversary date. Under the terms of the lease, the Company has the option to extend the term for five (5) additional periods of five (5) years each.

Note 25. Condensed Parent Company Only Financial Information

The condensed financial position as of December 31, 2006 and 2005 and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2006, of Commonwealth Bankshares, Inc., parent company only, are presented below.

Condensed Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash on deposit with subsidiary	$27,194,216	$20,570,679
Investment in subsidiary	95,635,961	66,183,897
Due from subsidiary	—	751,315
Premises	94,266	97,651
Prepaid expense	—	20,691
Other assets	1,244,297	865,588

	$124,168,740	$88,489,821

Liabilities and Stockholders’ Equity
Accrued expenses	$317,184	$133,334
Accrued interest payable	7,177	82,089
Junior subordinated debt securities	—	4,925,379
Trust preferred capital notes	20,619,000	20,619,000
Total stockholders’ equity	103,225,379	62,730,019

	$124,168,740	$88,489,821

Condensed Statements of Income

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Income:
Dividends from bank	$—	$—	$750,000
Dividend from non-bank subsidiary	17,274	18,025	18,025
Rental income	6,000	6,000	6,000
Interest income	39,535	3,232	—
Other	750	—	—

Total income	63,559	27,257	774,025

Expenses:
Interest expense	1,549,975	515,847	455,589
Professional fees	140,500	110,419	99,676
Other outside services	128,308	84,355	90,693
Other	4,032	11,705	8,143

Total expenses	1,822,815	722,326	654,101

Income (loss) before income tax benefits and equity in undistributed net income of subsidiaries	(1,759,256)	(695,069)	119,924
Income tax benefits	621,348	242,452	214,226

Income (loss) before equity in undistributed net income of subsidiaries	(1,137,908)	(452,617)	334,150
Equity in undistributed net income of subsidiaries	11,229,537	7,086,925	2,767,059

Net income	$10,091,629	$6,634,308	$3,101,209

Condensed Statements of Cash Flows

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Operating activities:
Net income	$10,091,629	$6,634,308	$3,101,209
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,385	3,385	3,385
Equity in undistributed net income of subsidiaries	(11,229,537)	(7,086,925)	(2,767,059)
Net change in:
Prepaid expense	20,691	(14,377)	8,378
Other assets	(375,314)	(28,160)	14,026
Accrued expenses and other liabilities	173,104	55,403	24,014
Accrued interest payable	(74,912)	(7,543)	(14,545)
Deferred taxes	(561)	(519)	454

Net cash provided by (used in) operating activities	(1,391,515)	(444,428)	369,862

Investing Activities:
Increase in investment in subsidiary	(18,000,000)	(18,538,122)	(14,189,197)

Financing activities:
Liquidation of Capital Trust I	(140,750)	—	—
Proceeds from issuance of trust preferred capital notes	—	20,000,000	—
Proceeds from the liquidation of subsidiary	141,135	—	—
Dividends reinvested and sale of stock	27,054,969	19,204,407	14,529,597
Dividends paid	(1,040,302)	(749,627)	(443,522)

Net cash provided by financing activities	26,015,052	38,454,780	14,086,075

Net increase in cash on deposit with subsidiary	6,623,537	19,472,230	266,740
Cash on deposit with subsidiary, January 1	20,570,679	1,098,449	831,709

Cash on deposit with subsidiary, December 31	$27,194,216	$20,570,679	$1,098,449

Note 26. Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for the years ended December 31, 2006 and 2005 is as follows (in thousands, except per share data):

	2006
	Fourth	Third	Second	First
Interest income	$14,606	$14,023	$12,991	$11,296
Interest expense	6,358	6,280	5,498	4,661

Net interest income	8,248	7,743	7,493	6,635
Provision for loan losses	645	625	750	670
Noninterest income	1,283	1,425	1,267	1,084
Noninterest expense	4,509	4,325	4,191	3,942

Income before provision for income taxes and noncontrolling interest	4,377	4,218	3,819	3,107
Provision for income taxes	1,606	1,447	1,296	1,056

Income before noncontrolling interest	2,771	2,771	2,523	2,051
Noncontrolling interest in subsidiary	(4)	(6)	(8)	(6)

Net income	$2,767	$2,765	$2,515	$2,045

Basic Earnings per share	$0.43	$0.53	$0.49	$0.41

Diluted Earnings per share	$0.42	$0.48	$0.44	$0.36

	2005
	Fourth	Third	Second	First
Interest income	$10,480	$9,427	$7,748	$6,634
Interest expense	4,128	3,403	2,841	2,370

Net interest income	6,352	6,024	4,907	4,264
Provision for loan losses	900	825	685	330
Noninterest income	1,097	1,108	941	747
Noninterest expense	3,552	3,323	2,923	2,840

Income before provision for income taxes and noncontrolling interest	2,997	2,984	2,240	1,841
Provision for income taxes	1,018	1,014	763	624

Income before noncontrolling interest	1,979	1,970	1,477	1,217
Noncontrolling interest in subsidiary	(9)	—	—	—

Net income	$1,970	$1,970	$1,477	$1,217

Basic Earnings per share	$0.40	$0.41	$0.40	$0.33

Diluted Earnings per share	$0.36	$0.36	$0.35	$0.29